Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-141362

PROSPECTUS SUPPLEMENT
To Prospectus dated April 17, 2007

21,875,000 Shares

MathStar, Inc.

Common Stock

We are offering 21,875,000 shares of our common stock through this prospectus supplement and the accompanying prospectus.

Our common stock is traded on The NASDAQ Global Market under the symbol “MATH.”  The last reported sale price of our common stock on June 12, 2007 was $1.85 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Per Share	Total
Public offering price	$1.600	$35,000,000
Underwriting discount	$0.112	$2,450,000
Proceeds, before expenses, to MathStar	$1.488	$32,550,000

The underwriters have a 30-day option to purchase up to 3,125,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MDB Capital Group, LLC and Feltl and Company expect to deliver the shares on or about June 18, 2007.

MDB Capital Group, LLC
Feltl and Company

The date of this Prospectus Supplement is June 13, 2007.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. To the extent that there is a conflict between the information contained in this prospectus supplement and any document incorporated by reference herein, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement and any document incorporated by reference herein.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate as of any date the information is presented, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus supplement and the accompanying prospectus and in the information incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read the more detailed information set out in this prospectus supplement, the accompanying prospectus and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompany prospectus, especially the risks of investing in our common stock that we discuss under the “Risk Factors” sections. References in this prospectus supplement to “we,” “us,” “our” and “MathStar” refer to MathStar, Inc. and its consolidated subsidiaries unless the context requires otherwise.

Our Business

We are a fabless semiconductor company engaged in the development, marketing and selling of a new class of semiconductor integrated circuit, or chip, we call field programmable object arrays, or FPOAs. An integrated circuit chip is a small electronic device made out of a semiconductor material that is used for a variety of electronic devices, including personal computers, audio and video equipment, and other electronic products and systems. Our FPOAs are high-performance, reprogrammable integrated circuits based on our proprietary silicon object technology. We believe that our FPOA chips will provide cost, performance, time-to-market and time-in-market advantages when compared to existing methods used to design logic devices. Logic devices are used for managing the interchange and manipulation of digital signals within an electronic system and are one of three broad categories of digital integrated circuits used in electronic systems.

An FPOA consists of very small, pre-designed, high-speed computing and data storage elements, or silicon objects, arranged in a grid pattern, along with internal and external memory and data input and output channels. The grid of silicon objects is overlaid with a high-speed interconnection system, creating the silicon object array. This array of objects and interconnect matrix is programmed to execute unique customer applications using industry-standard and FPOA-specific software design tools. Each of our silicon objects can execute its function at a rate of up to one billion times per second, which is up to four times faster than commercially available programmable logic devices. Our first FPOA contains 400 silicon objects, and each of these can operate simultaneously, creating a chip capable of executing 400 billion computational operations per second.

Currently, two of the most common methods used to design logic devices are the application-specific integrated circuit method, or ASIC, and the programmable logic device method, or PLD. The field programmable gate array, or FPGA, is a segment of the PLD market. ASICs are designed by the end customer with fixed functions for a single application and cannot be reprogrammed. The primary advantages of using ASIC technology are low per unit cost and high performance. The primary disadvantages of using ASICs are their high up-front development costs, long time-to-market and inability to change the chip’s function as applications and algorithms change. An algorithm is a finite set of well-defined instructions for accomplishing a task and can be implemented by computer programs. In contrast to ASICs, FPGAs, purchased off-the-shelf, are programmed by the customer and can be used in a wide range of applications. This inherent flexibility of FPGAs provides the advantages of design change simplicity, shorter time-to-market, lower up-front development cost and longer time-in-market. The primary disadvantages of using FPGAs are their lower performance and higher per unit cost as compared to ASICs. We believe these disadvantages limit the applications that can be effectively served by the FPGA architecture. We have introduced a new chip architecture that combines the cost and performance advantages of ASICs with the reprogrammability of FPGAs.

We believe FPOA chips offer better performance than ASIC or FPGA chips, low per unit cost advantages comparable to ASIC chips and the time-to-market and time-in-market advantages of FPGA chips for the following reasons:

•       Speed.   Each object in the FPOA operates at a speed of up to one GigaHertz, or GHz, which is up to four times the speed of FPGAs. A GigaHertz is a measure of frequency, or clock speed, and is equal to a billion hertz or a thousand megahertz.

•       Design simplicity.   Our FPOA architecture simplifies the silicon design process. ASIC and FPGA chips require the designer to perform the complex task of implementing algorithms using millions of individual logic gates. In electronics and digital circuits, a logic gate is an arrangement of switches used to calculate operations. FPOA designers implement these algorithms by programming a few hundred interconnected objects, reducing design costs and improving overall system performance and time-to-market.

•       Smaller physical size.   In high-performance applications, we believe our FPOAs will have a per unit manufacturing cost advantage over FPGAs because FPOAs are smaller. In many cases, the FPOA architecture will realize solutions that have a higher functional density than typical FPGAs, reducing the amount of silicon required for a given design. Functional density refers to the number and complexity of functions that can be performed by a chip of a specific size.

•       Fewer chips needed.   We believe the size and performance advantages of FPOAs will enable our customers to use fewer chips to implement electronic system functions as compared to FPGAs, which is expected to result in space savings and lower overall system power consumption.

•       Fast time-to-market.   FPOAs will have a faster time-to-market than ASICs because FPOAs are available off-the-shelf.

•       Reprogrammable.   Our FPOAs are reprogrammable. This allows our customers to change the functionality of their systems in the field, thus increasing time-in-market as compared to ASICs.

We will sell our FPOA chips in a blank state as standard off-the-shelf products. Our chips can be programmed for application-specific functionality by using a combination of industry standard design tools, our physical layer design tools and our library of pre-programmed algorithms. In November 2006, we started sampling limited quantities of the production version of our ARRIX™ family of FPOAs and expect to continue shipping them in increasing quantities in 2007.

Our Markets

Our goal is to introduce FPOA technology into market applications that require chips that combine high-speed performance, in-field programmability, low per unit price and rapid time-to-market. Because the FPOA chip is new, there is no independent research available on the market size for FPOAs. We expect to compete with FPGAs, ASICs and some types of digital signal processors, or DSPs. DSPs are high-speed single chip microprocessors designed to perform mathematically-intensive digital signal processing computational tasks. Most of our early design wins are with customers in the high definition video, machine vision and military/aerospace markets, and we are now targeting commercial applications with the following characteristics:

•       applications that demand higher performance than currently can be served by high-performance DSPs or FPGAs;

•       applications that demand the reprogrammability of FPGAs but cannot justify the high per unit production cost of FPGAs;

•       applications that demand high performance but are not expected to generate the production volume that would warrant the expense of an ASIC development; and

•       applications where reprogrammability is a requirement, thus deterring the designer from using an ASIC.

We believe the machine vision, test and measurement, high definition video, medical imaging, high performance imaging, security and surveillance, military/defense and aerospace, digital signal processing and cellular wireless base stations markets have the characteristics that make them ideally suited to take advantage of the FPOA architecture.

Our Business Strategy

Our goal is to achieve rapid adoption of the FPOA in commercial applications. To achieve this goal, we are using a manufacturers’ representative sales model. We have contracted with 14 manufacturers’ representatives to cover 20 territories in North America and have contracted with four in Europe (Israel, Italy, France and Germany). The manufacturers’ representatives are managed by our four area sales managers and supported technically by our seven field application engineers. We will use this team and our strategic partners to introduce our FPOA chips to the marketplace, educate the market on the advantages of our FPOA technology and achieve design wins.

In order to accelerate our initial market penetration and compete with larger FPGA suppliers, we offer potential customers three to four times the performance of FPGAs at similar pricing. Our initial FPOA chip provides the basis for a planned family of FPOA chips that will serve as targeted chip platforms for the implementation of a widening range of customer-specific algorithms. We anticipate that future chips will consist of various versions of the initial FPOA chip, may contain different numbers of object types and will be optimized for either low power consumption, high performance, low price or customized intellectual property programming.

During the first half of 2007, MathStar plans to roll out its certified design center plan to accelerate the acceptance and time-to-market of products using FPOAs. These design centers will assist customers who want the value associated with an FPOA design but want a solution at a higher level of integration—either a complete software, board or system-level solution.

Under our business development agreement with Summit Design, Inc., we have incorporated our physical layer design tools into the Summit Design Visual Elite design tool suite. We and our customers use the resulting design tool suite to program, or map, the customers’ intellectual property to our FPOAs. On October 24, 2006, Mentor Graphics Corporation announced the completion of its acquisition of Summit Design. Mentor Graphics has indicated that it plans continued support for the Visual Elite Tool Suite, and we anticipate no adverse impact from the acquisition.

We have established a sales network and distribution channel, sold and shipped a limited quantity of our first FPOA chip and provided a second release of our design tools to customers. Current activities are focused on the sale of current products and developing enhanced and follow-on products. Our production FPOA is currently in inventory and for sale from our warehouse space, a worldwide electronics component distributor and an e-commerce distributor. Our revenues for the first half of 2007 will be primarily from sales of evaluation systems, tools and application licenses. As more and more of our customers move their products into production, more of our revenues will be from the sale of FPOAs.

Company Information

We were incorporated under Minnesota law in April 1997, and we reincorporated under Delaware law on June 14, 2005. Our executive offices are located at 19075 N.W. Tanasbourne Drive, Suite 200, Hillsboro, Oregon 97124. Our telephone number is (503) 726-5500. Our website is www.mathstar.com. The information contained on our website is not a part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only.

Assumptions Used in Prospectus

Unless we indicate otherwise, all information in this prospectus takes into account the three-for-one reverse stock split of our common stock that was effective on June 10, 2005.

This prospectus refers to trademarks owned by other companies. The inclusion of other companies’ brand names and products in this prospectus is not an endorsement of us by those companies.

Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ over-allotment option.

THE OFFERING

Common stock offered by MathStar	21,875,000 shares
Common stock outstanding after the offering	42,811,890 shares (45,936,890 shares if the underwriters exercise the over-allotment option in full)
Use of proceeds

We intend to use the net proceeds of this offering for general corporate purposes, including expanding our sales and marketing, customer service and training efforts and investing in our product development resources. See “Use of Proceeds.”

NASDAQ Global Market Symbol	MATH
Risk Factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

The number of shares of common stock to be outstanding after this offering is based on 20,936,890 shares outstanding as of May 31, 2007 and excludes:

•       2,719,075 shares of common stock subject to outstanding options as of May 31, 2007 at a weighted average exercise price of $4.50 per share;

•       an additional 989,763 shares of common stock reserved for issuance under our Amended and Restated 2004 Long-Term Incentive Plan as of May 31, 2007; and

•       3,084,825 shares of common stock subject to outstanding warrants as of May 31, 2007.

SUMMARY FINANCIAL DATA

The following table summarizes our financial data. The statements of operations data for the three months ended March 31, 2007 and 2006 and the balance sheet data as of March 31, 2007 have been derived from our unaudited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.  The statements of operations data for the years ended December 31, 2004, 2005 and 2006 have been derived from our audited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.  You should read this data together with our financial statements and related notes to those statements incorporated by reference in this prospectus supplement and the accompanying prospectus and the information under “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006.

Statement of Operation Data:	Year ended December 31,			Three months ended March 31,
	2004	2005	2006	2006	2007
	(in thousands, except per share amounts)
Net revenue	$130	$134	$53	$8	$92
Cost of sales	53	52	126	2	69
Gross profit (loss)	77	82	(73)	6	23
Operating expenses:
Research and development	4,830	8,228	14,090	2,826	3,125
Selling, general and administrative	4,053	6,564	9,133	2,202	2,462
Total operating expenses	8,883	14,792	23,223	5,028	5,587
Loss from operations	(8,806)	(14,710)	(23,296)	(5,022)	(5,564)
Other income (expense)(1)	57	(4,225)	653	190	117
Net loss	$(8,749)	$(18,935)	$(22,643)	$(4,832)	$(5,447)
Basic and diluted net loss per share	$(0.95)	$(1.56)	$(1.26)	$(0.28)	$(0.26)
Weighted average number of common shares outstanding, basic and diluted	9,209	12,121	18,001	16,972	20,897

(Footnotes are on following page.)

Balance Sheet Data:

	March 31, 2007
	Actual	As Adjusted(2)
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$6,531	$38,781
Restricted cash	104	104
Accounts receivable	61	61
Inventory	671	671
Prepaid expenses and other current assets	1,004	1,004
Total current assets	8,371	40,621
Property and equipment, net	648	648
Other assets	85	85
Total assets	$9,104	$41,354
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$783	$783
Accrued expenses	1,113	1,113
Total liabilities	1,896	1,896
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 90,000 shares authorized; 20,937 shares issued and outstanding at March 31, 2007	209	461
Additional paid-in capital	118,583	150,581
Accumulated deficit	(111,584)	(111,584)
Total stockholders’ equity	7,208	39,458
Total liabilities and stockholders’ equity	$9,104	$41,354

(1)          Other expenses for year 2005 of $4,225,000 included $4,395,000 of interest expense associated with the convertible notes issued April 2005 (which included the amortization of discount recorded for the value of the beneficial conversion feature and the warrants issued to the note holders and interest costs). This expense was partially offset by interest income of $170,000. Other income disclosed in years 2002, 2003, 2004 and 2006 is interest income earned on positive cash balances.

(2)          On an as adjusted basis to reflect the sale of 21,875,000 shares of our common stock by us in this offering at the public offering price of $1.60 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Risks Relating to Our Business

Since our inception in April 1997, we have had minimal revenue and we have incurred losses. The report of our independent registered public accounting firm included in our Annual Report on Form 10-K for the year ended December 31, 2006 contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

From our inception through December 31, 2006, we operated as a development stage company. During that time, our major emphasis was on planning, research and development, recruitment and development of a management and technical staff, and raising capital. Thus, our financial statements for the periods through December 31, 2006 were prepared in accordance with the accounting and reporting principles prescribed by Statement of Financial Accounting Standards, or SFAS, No. 7, Accounting and Reporting by Development Stage Enterprises, issued by the Financial Accounting Standards Board, or FASB. The reports of our independent registered public accounting firm related to our financial statements as of 2005 and 2006 and for each of the three years in the period ended December 31, 2006, which contain an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

Since inception, we have had only nominal revenue from the sale or licensing of our FPOAs, and we have had losses. We had net losses of $8,749,000, $18,935,000 and $22,643,000 for the years ended December 31, 2004, 2005 and 2006 and a net loss of $5,447,000 for the three months ended March 31, 2007. As of March 31, 2007, we had an accumulated deficit of $111,584,000. We will use the net proceeds from this offering for general corporate purposes, including expanding our sales and marketing, customer service and training efforts and investing in our product development resources. We do not know whether or when we will become profitable because of the significant uncertainties regarding our ability to generate revenues.

We may need additional financing in the future, which may not be available to us on favorable terms or at all. If we need additional financing but do not obtain it when we need it or on terms that are favorable to us, our business would be adversely and materially affected.

We believe that the net proceeds from this offering, plus revenue from operations, will meet our cash needs for at least the next 12 months. However, we may need additional financing in the future to finance our business. The timing and amount of such additional financing depends on many factors, including the following:

•       the length of the design cycle for our FPOA chips and design tools, including delays in development and testing;

•       the length of the sales cycle for our FPOA chips, including the degree of acceptance of our chips by customers, the type of products in which our FPOA chips are used, and customer program delays and cancellations;

•       the costs of expanding our sales and marketing activities;

•       the rate and degree of acceptance of our FPOA chips in the marketplace;

•       our ability to establish successful strategic relationships with companies to develop and market our FPOA chips;

•       the cost of or delays in producing our chips;

•       the cost of hiring and training qualified application engineers and field application engineers;

•       the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs;

•       the costs of defending any patent or trademark infringement actions brought against us by third parties; and

•       the cost of being a public company because of the disclosure, reporting, financial accounting and other requirements that apply to public companies.

Additional financing may not be available to us when we need it or on terms that are favorable to us. If we cannot obtain adequate financing on a timely basis or under terms that are favorable to us, we may be forced to delay or limit aspects of our business plan, which could have a material adverse effect on our business, revenue, financial condition and results of operations. In addition, we may be required to seek funds from sources that will place limits on our operations and management or that require rights that are superior to those possessed by the holders of our common stock. If we raise additional funds by issuing equity securities, the new equity securities may dilute the average per share price or ownership interests of our stockholders, and the rights of the holders of the equity securities may be more favorable than those of the holders of our common stock.

Because our current and planned FPOA chips are highly complex, they may contain defects or errors that are detected only after deployment in commercial applications, which would harm our reputation and result in increased liability and expense.

Our current and planned FPOA chips are highly complex and may contain defects, errors or failures. After the initial fabrication and packaging of an FPOA chip, we test their functionality and performance internally. Our testing may reveal some problems before the chips are delivered to our customers that would result in significant delays and costs to us. Because our chips are programmable in the field, they can be fully tested only when deployed and functioning in commercial applications. Consequently, our customers may discover errors after our chips have been deployed. The occurrence of any defects, errors or failures in our FPOA chips could result in the cancellation of orders, product returns, repairs or replacements, diversion of our resources, legal actions by our customers or our customers’ end users and other costs and losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our FPOA chips and loss of sales, which would adversely affect our business, revenue, financial condition and results of operations. We have experienced defects in the past and may experience defects in the future. Timing-related defects in our original FPOA design caused a low yield of chips that could operate at a clock speed of one GHz. As a result, we had to manufacture additional chips and sort through the available supply of chips to find those that worked properly, which increased our costs and delayed the marketing of our chips. Because the trend in the semiconductor industry is moving toward even more complex products, this risk probably will intensify over time and may result in increased liability and expenses.

In the fourth quarter of 2006, we began shipping a production version of our FPOA chip, but we have not yet achieved commercial acceptance of the chip. Our success depends on effectively introducing our FPOA chips to the market and having them gain market acceptance. The failure of our FPOA chips to achieve commercial acceptance would have a material adverse effect on our business, revenue, financial condition and results of operations.

Our success depends upon our ability to introduce our FPOA chips to the market in a timely and effective manner and to have our FPOA chips gain widespread market acceptance. We have begun the process of identifying strategic markets for our FPOA chips and introducing our FPOA chips to these markets. However, our FPOA chip is new and has not been used in a product or in an electronic system that has been commercially distributed. From the time a customer selects our FPOA chips for its electronic system, it may be a considerable period of time before the customer starts volume production of its system and purchasing chips in volume, if at all. There can be no assurance that design wins will result in any production commitments that generate revenue growth for a number of reasons, including the decision of the customer to terminate the development or production of the electronic system for which the FPOA chip was selected.

The targeted markets into which we are introducing and will introduce our FPOA chips may not accept them. Users may not accept our FPOA chips as preferable to existing semiconductor chips, including ASICs and FPGAs, or new products in our targeted applications and densities. Electronic equipment manufacturers and other potential customers for our FPOA chips often have a preferred and established supplier of semiconductor chips. It will be difficult for us to overcome this preference and convince our targeted customers to use our FPOA chips rather than chips from their preferred vendors. The acceptance and deployment of our FPOA chips in the market will depend on many factors, including the availability and effectiveness of our FPOA chips and competing products from our competitors, the willingness of targeted customers to expend resources to test and use our new FPOA chips, the effectiveness of our marketing and sales personnel and the pricing for our FPOA chips. Any of the foregoing factors, among others, could limit market acceptance of our FPOA chips. Our failure to effectively introduce our FPOA chips to the market or the market’s failure to accept our chips would have a material adverse effect on our business, revenue, financial condition and results of operations.

Our future success will depend on our ability to develop new FPOA chips, introduce them to the market and have them gain market acceptance. There is no assurance that we can do so successfully or on a timely basis. Our failure to do so would have a material adverse effect on our business, revenue, financial condition and results of operations.

We operate in a market characterized by rapid technological change. In order to effectively compete, we need to develop new FPOA chips on a timely basis that will gain market acceptance. The development of new FPOA chips is a highly complex and precise process, and we will likely experience delays in developing and introducing them. Our development efforts may not result in the timely introduction of new FPOA chips or enhancements to existing chips. Successful chip development and introduction depends on a number of factors including, but not limited to:

•       accurate chip definition and specification;

•       timely completion of the chip design;

•       establishing successful production arrangements with third-party semiconductor foundries;

•       establishing successful relationships with strategic partners;

•       establishing successful arrangements with third-party packaging companies;

•       timely and quality chip fabrication;

•       effective post-fabrication testing;

•       receipt of United States government funding by us or our customers;

•       the lack of a benchmark to measure the performance difference between an FPGA and our FPOA;

•       achieving acceptable manufacturing yields; and

•       acceptance of our FPOA chips by our target customers.

Due to the complexity and precision of our planned FPOA chips and the many variables involved in their design, we may not be able to successfully develop and introduce our existing and planned FPOA chips to the marketplace on a timely basis or at all. We anticipate that we will need to continually invest in semiconductor design engineering talent, state-of-the-art engineering tools and related test equipment. Our failure to develop and introduce new FPOA chips successfully would materially and adversely affect our business, revenue, financial condition and results of operations.

Our success depends on our ability to develop effective FPOA design tools, either alone or in alliances with independent electronic design automation companies, and to have the design tools gain market acceptance. Our failure to do so would delay or prevent the commercialization of our FPOA chips, which would materially harm our business, revenue, financial condition and results of operations.

As part of the development process for our FPOA chips, our customers must have design tools so they can program, or map, their intellectual property applications, or algorithms, to our FPOA chips. Working with Summit Design, Inc., which was acquired by Mentor Graphics Corporation in October 2006, we have developed a suite of FPOA-specific design tools. To be successful, we must introduce these design tools to the market and have them accepted by customers or develop other design tools that will be accepted either alone, with Mentor Graphics or with other electronic design automation companies. Developing new FPOA design tools is a complex process, and we will likely experience delays in developing and introducing them. Successful product development and introduction depends on a number of factors including, but not limited to, accurate tool definition, user documentation and specification, timely completion of the design tools and acceptance of our FPOA design tools by our target customers. In addition, the FPOA-specific design tools run only on Windows® operating systems and software, which may delay or prevent their acceptance by our target customers. We may not be able to successfully develop and introduce FPOA design tools to the market on a timely basis or at all. Our failure to develop and introduce new design tools successfully would materially and adversely affect our business, revenue, financial condition and results of operations.

We presently rely on Mentor Graphics Corporation for the design tools that are used to map our customers’ algorithms to our FPOAs. If Mentor Graphics could not or would not provide these design tools and related support services for any reason, further design tool development would be delayed, which would delay the introduction of our FPOAs to the marketplace.

Our current strategy for developing the FPOA design tools used to program our customers’ intellectual property applications to our FPOA chips is to jointly develop the design tools through strategic relationships with electronic design automation companies, such as Mentor Graphics Corporation. Thus, our success will depend on forming and successfully maintaining these relationships. Mentor Graphics is the only current source for an integrated design tool software suite that includes our FPOA-specific design tools. If Mentor Graphics was unable or unwilling to provide these design tools and related support services for any reason, any further design tool development would be delayed. In addition, our ability to fix any problems that arise with respect to the design tools would be limited. We probably would have to identify and enter into a strategic relationship with another electronic design automation company to develop a new set of design tools. There is no assurance we could do so at all or under terms that are acceptable to us. Any delay in our design tool development would result in a delay in introducing our FPOA chips to the marketplace, which would have an adverse effect on our business, revenue, financial condition and results of operations.

We use a third-party contractor to fabricate the silicon wafers used in our FPOA chips. If our supply of silicon wafers from the contractor was interrupted, delayed or terminated for any reason, our business, revenue, financial condition and results of operations would be adversely affected.

We are and intend to remain a fabless semiconductor company. We do not intend to invest any funds or resources to build, own or operate a silicon wafer fabrication facility. We anticipate that all of our chip fabrication needs will be supplied by independent contractors.

Currently, we are working with Taiwan Semiconductor Manufacturing Company, or TSMC, in Taiwan to fabricate the silicon wafers used in our FPOA chips. We have no formalized contract with or supply or allocation commitment from TSMC. TSMC’s chip production facilities have at any time a fixed capacity, the allocation of which is determined by TSMC and over which we have no control. As a small customer of TSMC, our production runs may not be assigned the priority given to larger customers of TSMC. Our reliance on TSMC to fabricate our FPOA chips also subjects us to reduced control over delivery schedules, quality assurance and manufacturing yields and costs. A shortage in TSMC’s capacity, or any interruptions or delays in fabricating the silicon wafers used in our FPOA chips, could hinder our ability to meet any demand for our FPOA chips. To help assure the continued supply of our FPOA chips, we may engage other companies to fabricate the silicon wafers used in our chips. However, there are only a limited number of foundries that have the capability to fabricate these silicon wafers. If we engage other vendors, we may encounter start-up difficulties and delays and incur additional costs. We may not be able to engage other chip fabrication vendors at all or under terms that are acceptable or favorable to us.

Also, TSMC is located in Taiwan, which is in an area that is seismically active and where cyclones occur, and there have been tensions between Taiwan and the Peoples Republic of China. Should there be a major earthquake, a cyclone or a threatened or actual outbreak of hostilities in Taiwan in the future, the production of our chips by TSMC could be disrupted or cease. Such a disruption or cessation in the production of our chips would likely result in our inability to ship our FPOA chips in a timely manner, thereby adversely affecting our business, revenue, financial condition and results of operations.

The production of silicon wafers is a complex process, and production yields can be adversely affected by many factors over which we have no control. A shortage or delay in producing the silicon wafers used in our FPOA chips could have an adverse effect on our business, revenue, financial condition and results of operations.

If our FPOA chips gain market acceptance, we will increasingly rely on favorable production yields and timely delivery of silicon wafers from our third-party contractor, which currently is TSMC. The fabrication of the silicon wafers used in our FPOA chips is a highly complex and precise process. Wafer production yields depend on a wide variety of factors. Minute impurities, contaminants in the manufacturing environment, difficulties in the fabrication process, defects in the masks used to print the circuit designs onto the silicon wafers, manufacturing equipment failures, wafer breakage and other factors could cause a substantial percentage of the wafers to be nonfunctional. Shortages in the supply of or defects in the silicon wafers used in our FPOA chips could cause us to delay producing, testing and shipping our FPOA chips, which could have an adverse effect on our business, revenue, financial condition and results of operations.

Difficulties in the chip fabrication process can also occur if we begin production of a new product or transition to new processes. We expect that the majority of our existing and planned FPOA chips use and will use increasingly advanced process geometries in order to achieve higher performance, lower power consumption and lower production costs. Our FPOA chips are presently fabricated in 130-nanometer process technology, and we expect our FPOA chips will be fabricated in 90-nanometer or smaller process technologies in the future to remain competitive. If we experience delays in the redesign of the FPOA chip or the fabrication of the silicon wafers, it would delay the introduction of our chips to the market, cause us to miss market opportunities and have an adverse effect on our business, revenue, financial condition and results of operations.

We rely on a single-source independent contractor for our packaging. The disruption or termination of our relationship with this contractor could result in a material adverse effect on our business, revenue, financial condition and results of operations.

The packaging of our FPOA chips is performed by a single supplier—Siliconware Precision Industries Co. Ltd. (SPIL). Because we rely on an independent contractor for our packaging services, we cannot directly control delivery schedules or quality levels. The disruption or termination of this source for any reason could result in, at a minimum, a temporary or a long-term adverse effect on our business, revenue financial condition and results of operations.

The semiconductor industry is intensely competitive. Most of our competitors have substantially greater resources than we do, and there can be no assurance that we will be able to successfully compete in the industry.

The semiconductor industry is highly competitive and characterized by rapid and disruptive technological change, product obsolescence and heightened international competition. Our ability to compete successfully in the industry will depend on our ability to develop, manufacture and sell complex semiconductor components and design tools that offer customers greater value and higher performance than solutions offered by competing vendors.

Significant competitive factors in the semiconductor market include, among others, product features, performance, price, timing of market introductions, effectiveness of sales channels, emergence of new computing and networking standards, quality, reliability and customer support. Our FPOA chips may be used in applications now served by vendors of FPGAs, ASICs and digital signal processors, and we will compete against vendors of these products. Most of these competitors, including Xilinx, Inc. and Altera Corporation, have greater technical, financial and marketing resources, well-established market positions, name recognition, broader product lines and longer standing customer relationships than we do. There are multiple manufacturers of communications and digital signal processing semiconductor chips currently planning or offering products that will compete with the FPOA chips we offer and plan to offer. We may not be able to compete with these vendors in the targeted applications and densities.

Increased competition would likely adversely affect our financial condition and revenue. Competitors with greater financial resources or broader product lines may have a greater ability to withstand sustained price reductions in their primary markets, retain or regain market share and offer lower prices and additional products or services that we cannot offer. These competitors may be in a stronger position to respond more quickly to new technologies and to undertake more extensive marketing campaigns. Competitive pressures could reduce or slow market acceptance of our FPOA chips and result in price reductions, lower gross margins and increased expenses that could adversely affect our business, revenue, financial condition and results of operations.

Rapid technological change could cause our FPOA chips and technology to become obsolete or require us to redesign our FPOA chips, which could have a material adverse effect on our business, revenue, financial condition and results of operations.

The rapid rate of change in technology across a wide variety of industries will require us to expend substantial resources in an effort to develop new FPOA chips that will keep pace with or stay ahead of these advancements. We may not be able to anticipate and/or respond to technological changes in a timely manner, and our response may not result in successful product development and timely product introductions. If new industry standards emerge, our products or our customers’ products could become unmarketable or obsolete, and we could lose market share. We may also have to incur substantial unanticipated costs to comply with these new standards. These rapid technological changes and evolving industry standards make it difficult to formulate a long-term growth strategy because the semiconductor industry may not continue to develop to the extent or in the time periods that we anticipate. If we are unable to anticipate or respond to technological changes, our business, revenue, financial condition and results of operations could be adversely affected.

Our ability to compete depends on our ability to protect our intellectual property, which may not be adequately protected.

Our ability to compete depends upon our ability to protect our intellectual property. We rely on a combination of United States patents, copyrights, trademarks, trade secret law, employee non-disclosure agreements and work-for-hire and non-disclosure agreements with independent contractors to protect and enforce our intellectual property rights. As of the date of this filing, we had been granted two United States patents, and we had six patent applications on file with the United States Patent and Trademark Office. However, filing a patent application does not mean we will be issued a patent or that any patent eventually issued will be as broad as requested in the patent application or sufficient to protect our technology. In addition, there are a number of factors that could cause our patents to become invalid or unenforceable or that could cause our patent applications to not be granted, including known or unknown prior art, deficiencies in the patent application or the lack of originality of the technology. Also, any common law protection of our intellectual property could be compromised by the fact that we do not have assignment of inventions agreements with our former employees.

We believe that we currently hold common law trademark rights in our trademarks MathStar, FPOA and ARRIX, and we have pending federal trademark applications in the United States for the trademarks MathStar, FPOA and ARRIX. However, filing a trademark application does not mean that our trademarks will be registered or protected. We do not have any trademarks registered outside the United States, nor do we have any trademark applications pending outside the United States. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits. We currently hold one domain name relating to our business, MathStar.com, which we believe is important to our brand recognition and overall success. We may be unable to acquire other relevant domain names in the United States and in other countries where we conduct or may conduct business. If we are not able to protect our trademarks or domain name, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty, causing us to lose significant market share. If we lose market share, our business, revenue, financial condition and results of operations may be materially adversely affected.

Our patents and patent applications and copyrights, trademarks, trade secret law, employee non-disclosure agreements and work-for-hire and non-disclosure agreements with independent contractors may not provide meaningful protection from our competitors because the status of any patent and other intellectual property rights involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Our competitors may be able to circumvent our patents and other intellectual property rights or develop new patentable technologies that displace our existing technology. In addition, and despite our efforts to protect our proprietary rights from unauthorized use or disclosure, third parties, including our employees, former employees or consultants, may attempt to disclose, obtain or use our proprietary information or technologies without our authorization. If other companies obtain our proprietary information or technologies or develop substantially equivalent information or technologies, they may develop products that successfully compete against our FPOA chips.

Our technology has no patent protection outside of the United States because we have no non-United States patents, and we do not currently plan on applying for non-United States patents. This could result in the appropriation of our technology outside of the United States, which could have an adverse effect on our business, revenue, financial condition and results of operations.

We have no patents outside of the United States, and we do not currently plan on applying for non-United States patents. Thus, our technology does not have patent protection outside of the United States. This could result in the appropriation of our technology outside of the United States, which could have an adverse effect on our business, revenue, financial condition and results of operations. The laws of certain countries in which our FPOA chips are or may be developed, manufactured or sold may not protect our technology and intellectual property rights to the same extent as the laws of the United States. Policing the unauthorized use of our technology is difficult, may result in significant expense to us and could divert the efforts of our technical and management personnel. Even if we spend significant resources and efforts to protect our intellectual property, there can be no assurance that we will be able to prevent the appropriation of our technology. The appropriation and use by others of our proprietary intellectual property could materially harm our business, revenue, financial condition and results of operations.

We are at risk of intellectual property infringement claims.

The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. If we prosecute infringement claims against third parties who are infringing or illegally using our intellectual property, or if we defend ourselves or our licensees against any similar claims brought by others, it could be costly and time-consuming to us and would divert the attention of management and key personnel from business issues, regardless of the claims’ merit. Due to the anticipated costs involved in filing and conducting an infringement action to protect our technology, we may decide not to file such an action, which could result in another party misappropriating our intellectual property. We could also incur substantial costs in interference proceedings declared by the United States Patent and Trademark Office in connection with any patents or patent applications or opposition proceedings declared by the United States Patent and Trademark Office in connection with our trademarks.

Although we have filed patent applications and have been granted two patents in the United States, we have not conducted, and are not required to conduct, any search or study regarding the existence of any technology on which our technology may infringe before filing a patent application. We are required to investigate any patented technology of which we have knowledge on which our technology may infringe. We have no knowledge of any such patented technology. However, a patent application is confidential until 18 months after its filing date and, for this reason, and due to the complexities of such a search, a search may not discern technology subject to patent applications on which our technology may infringe.

An adverse determination in any of these types of disputes could prevent us from manufacturing or selling some of our products, limit or restrict the type of work that employees involved in such litigation may perform, increase our costs of revenue and expose us to significant liability. Any of these claims may materially and adversely affect our business, financial condition and results of operations. For example, in a patent or trade secret action, a court could issue a preliminary or permanent injunction that would require us to withdraw or recall certain products from the market, redesign certain products offered for sale or under development, or restrict employees from performing work in their areas of expertise. We may also be liable for damages for past infringement and royalties for future use of the technology, and we may be liable for treble damages if infringement is found to have been willful. In addition, governmental agencies may commence investigations or criminal proceedings against our employees, former employees and/or the company relating to claims of misappropriation or misuse of another party’s proprietary rights. We may also have to indemnify some customers and strategic partners under our agreements with such parties if a third party alleges or if a court finds that our products or activities have infringed upon, misappropriated or misused another party’s proprietary rights.

A third party claiming infringement may be able to obtain an injunction or other equitable relief against us and the use of our technology by us or others, which could prevent or inhibit the production or sale of our FPOA chips. If another party bringing a claim of infringement against us prevailed, we or our licensees, if any, may be required to obtain one or more licenses from or pay royalties to third parties, which could entail significant expense. There can be no assurance that we or our vendors or licensees would be able to obtain from a third party any required license of technology at a reasonable cost or at all, or be able to design commercially acceptable non-infringing alternatives. Our failure or the failure of our vendors or licensees to obtain such a license or develop such alternatives could have a material adverse effect on our business, revenue, financial condition and results of operations.

We plan on purchasing intellectual property for the next versions of our FPOA, and we may not be able to obtain the intellectual property we need under terms and conditions that are acceptable to us.

We developed certain intellectual property (primarily input/output blocks) for the current production version of our FPOA chip we are selling. In the future, we plan to purchase this intellectual property because we believe it will allow us to get future FPOA chips to market more quickly and economically. We have signed contracts to acquire the intellectual property we believe we need for the next two versions of our FPOA chips. The intellectual property for which we have signed contracts is based on industry standards. However, there is no certainty that the intellectual property we will acquire under the contracts will be sufficient to produce the chips, that we will be able to purchase adequate intellectual property for future versions of the chip, or that we can acquire the intellectual property we need under terms and pricing we find acceptable.

The market for semiconductor chips has been characterized by periods of significant fluctuations in demand. Our revenue and financial performance will depend on demand for semiconductor chips overall and particularly those with the performance characteristics of our FPOA chip.

We are focusing our efforts on the design, marketing and sale of our FPOAs for users of semiconductors. The market for semiconductor chips has been characterized since its inception by significant fluctuations in demand. Beginning in early 2000, the semiconductor industry was significantly affected by the economic downturn and contraction in the computing and communication equipment markets and has only recently begun to emerge from this downturn. During this downturn, semiconductor users significantly reduced or even suspended purchases of semiconductor chips. This cycle of reduced demand for semiconductor chips resulted in significant reductions in unit demand, excess customer inventories, price erosion and excess production capacity. If demand for semiconductor chips remains low or declines further and does not increase, our business, revenue, financial condition and results of operations would be materially adversely affected.

The average selling prices of products in our markets have historically decreased rapidly and may do so in the future, which could harm our revenues and gross profits.

The products we develop and sell are used for high volume applications. As a result, the prices of those products have historically decreased rapidly. Our gross profits and financial results will suffer if we are unable to offset any reductions in our average selling prices by increasing our sales volumes, reducing our costs, or developing new or enhanced products on a timely basis with higher selling prices or gross profits.

Additionally, because we do not operate our own manufacturing, assembly or testing facilities, we may not be able to reduce our costs as rapidly as companies that operate their own facilities, and our costs may even increase, which could also reduce our margins.

We currently rely and we may rely in the future on contracts, relationships and arrangements between our strategic partners and the United States government, and we may enter into contracts with the United States government. Contracts with the United States government involve risks in addition to normal business risks. If our contracts or our strategic partners’ contracts with the United States government were altered or terminated for any reason, our business, revenue, financial condition and results of operations could be adversely affected.

Two of the companies with which we have strategic relationships—Honeywell International, Inc. and Valley Technologies, Inc.—have contracts, relationships and arrangements with branches of the United States government in which they are using or plan to use our FPOA chips. We may enter into contracts, relationships and arrangements with branches of the United States government in the future. In addition to normal business risks, companies engaged in supplying military or other equipment to the United States government are subject to additional risks, including dependence on Congressional appropriations and administrative allotment of funds, changes in governmental procurement legislation and regulations and other policies that may reflect military and political developments, significant changes in contract scheduling, complexity of designs and the speed with which they become obsolete, necessity for constant design improvements, intense competition for United States government business which requires increases in time and investment for design and development, difficulty of forecasting costs and schedules when bidding on developmental and highly sophisticated technical work and other factors characteristic of the industry. Changes are customary over the life of United States government contracts, particularly development contracts, and generally result in adjustments of contract prices. Such contracts are subject to termination by the United States government for the convenience of the United States government. We and other companies with which we may form strategic relationships in the future may enter into similar contracts, relationships and arrangements with the United States government, which would expose us and them to the same risks. If these contracts, relationships and arrangements with the United States government were altered or terminated for any reason, our business, revenue, financial condition and results of operations could be adversely affected.

We are beginning to rely on distributors to generate sales and fulfill our customer orders. The failure of our distributors to perform as expected could materially reduce our future sales.

We intend to rely on distributors to assist us in creating customer demand, providing technical support and other value-added services to our customers, filling customer orders and stocking our products. Our contracts with our distributors may be terminated by either party in a relatively short period of time. If our distributors’ business is adversely affected, our business could be adversely affected.

The length of our design and sales cycle could impact our ability to forecast future sales.

Our sales depend on our products being designed into our end customers’ products and those products achieving volume production. Our sales cycle can be as short as six months or as long as 18 months, except in the case of the military/aerospace markets, in which the development cycle can be three to five years. From initial product design to volume production, many factors could impact the timing and/or amount of sales actually realized. These factors include, but are not limited to, changes in the competitive position of our technology, the competitiveness of our customers’ products in the markets they serve, our customers’ financial stability, customer program delays and cancellations, and our ability to ship products according to our customers’ schedule.

Our business plan includes an increasing focus on international sales, which will subject us to political, economic and other conditions that could increase our operating expenses and disrupt our business.

To date, we have had minimal international sales. However, our business plan includes an increasing focus on international sales. We have formed a subsidiary in the United Kingdom and have engaged a world-wide electronics distributor to distribute our FPOA chips. We expect that international sales will account for an increasing portion of our total sales. Risks related to our foreign operations include unfavorable economic, market, political, and social conditions in a specific country or region, fluctuation in foreign currency exchange rates, adverse changes in tax laws, increased freight costs, interruptions in air transportation, reduced protection for intellectual property rights in some countries, generally longer receivable collection periods, and natural or man-made disasters in a specific country or region where we sell our products. If international and operations increase, our business would become subject to the burdens of complying with a variety of foreign laws and risks associated with the imposition of legislation and regulations relating specifically to the importation or exportation of semiconductor products. Quotas, duties, tariffs, taxes, or other charges, restrictions, or trade barriers may be imposed by the United States or other countries on the import or export of our products in the future.

Our success depends on the services of our existing management and upon our ability to attract qualified engineers and other technical, management, sales, marketing and financial personnel.

Our success depends to a significant extent upon the continued services of our current management and on our ability to attract, retain and motivate qualified critical employees, including design and application engineers, of which there are a limited number. In some of our fields of operations, there are only a limited number of people in the job market who possess the requisite skills. The competition for such employees is very intense. Even if we identify and hire qualified employees, there can be no assurance that such employees will remain in our employ. We have had difficulty in finding qualified engineers experienced in the design of high-performance digital chips. In addition, we may not be able to attract and retain engineers located in proximity to our design centers. To employ qualified design and application engineers, we may have to establish a presence in other localities, which would be expensive.

We do not have employment or noncompetition agreements with any of our employees, including members of management, although we have non-disclosure agreements with them. The loss of the services of one or more of our executive officers or key employees, or our inability to attract qualified personnel in the future, could restrict our ability to develop new FPOA chips or enhance existing FPOA chips in a timely manner, sell our FPOA chips to our customers or manage our business effectively, which would have a material adverse effect on our business, revenue, financial condition and results of operations.

Douglas M. Pihl owned 6.7% of our outstanding shares of common stock as of March 31, 2007, which allows him to exert substantial influence over our business and management.

Douglas M. Pihl, who is our chairman, president, chief executive officer and a director, owned 1,352,501 shares individually and 52,000 shares jointly with his spouse, which is 6.7% of the outstanding shares of our common stock as of March 31, 2007. He is our single largest stockholder. Accordingly, he is able to exert significant control over our affairs including, but not limited to, the election of directors. As of March 31, 2007, Mr. Pihl’s spouse owned individually 128,168 shares of our common stock and warrants to purchase 137,492 shares, of which Mr. Pihl disclaims any beneficial ownership. Mr. Pihl’s spouse disclaims any beneficial ownership of shares owned individually by Mr. Pihl. Mr. Pihl’s spouse is a registered representative with the underwriter of our initial public offering. Mr. Pihl also disclaims beneficial ownership of 8,001 shares of our common stock owned by irrevocable trusts for which he is the grantor.

We may encounter difficulties in managing our growth and expanding our operations successfully.

If we successfully introduce our FPOAs to the marketplace, we will need to expand our development, marketing and sales capabilities. If our operations expand, we expect that we will need to manage additional relationships with various strategic partners, suppliers, manufacturers’ representatives and other third parties. Our ability to manage our operations and any growth will require us to make appropriate changes and upgrades, as necessary, to our operational, financial and management controls, reporting systems and procedures. Our inability to manage growth could delay the execution of our business plan or disrupt our operations.

Changes in accounting principles, including changes in employee stock option accounting rules, may adversely affect our reported operating results and our efforts and success in recruiting and retaining employees.

Technology companies, including us, have a history of using employee stock programs to hire, incentivize and retain employees in a competitive marketplace. In December 2004, the Financial Accounting Standards Board, or FASB, adopted SFAS No. 123(R), Share-Based Payment, which was effective for MathStar on January 1, 2006. SFAS No. 123(R) requires companies, including MathStar, to record equity-based compensation expense for stock options and any employee stock purchase plan rights granted to employees based on the fair value of the equity instrument at the time of grant. We began to record these expenses on January 1, 2006. MathStar applied the modified prospective method and has not restated prior year results. The actual amount of expense that we recognize will depend on the value of our common stock at the time of any grants of options and other stock awards to employees. The change in accounting rules may lead to an increased loss, if we recognize a net loss, or a decrease in reported earnings, if we have earnings. This could also adversely affect our ability to use employee stock plans to attract and reward employees and could result in a competitive disadvantage to us in the employee marketplace. Our financial results could be adversely affected by other changes in accounting principles by FASB, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, the SEC, or various other bodies formed to promulgate and interpret accounting principles which have not yet been announced or adopted.

We are incurring increased costs as a result of being a public company.

On October 26, 2005, which was the effective date of our initial public offering, we became a public company. As a public company, we are incurring significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC and The NASDAQ Global Market have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs significantly and to make some activities more time consuming and costly. For example, we created additional board committees and adopted and implemented policies regarding internal controls and disclosure controls and procedures. We also are incurring additional costs associated with our public company reporting requirements. We have hired additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. These new rules and regulations are making it more difficult and more expensive for us to obtain and maintain director and officer liability insurance, and we will be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain and maintain the same or similar coverage. As a result, it will be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our common stock is at risk for delisting from The NASDAQ Global Market. If it is delisted, our stock price and your liquidity may be impacted.

On May 16, 2007, we were advised by the NASDAQ Listing Qualifications Department that The NASDAQ Stock Market is reviewing our eligibility for continued listing on The NASDAQ Global Market because we do not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing set forth in Marketplace Rule 4450(a)(3). To facilitate the review, NASDAQ asked us to provide to NASDAQ on or before May 31, 2007 a specific plan and time frame to achieve and sustain compliance with all NASDAQ Global Market listing requirements, including the minimum stockholders’ equity standard. We submitted our plan to NASDAQ on May 23, 2007. On May 10, 2007, we announced our intention to conduct the offering of Company common stock to which this Prospectus Supplement relates. We believe that successful completion of this offering would resolve the listing deficiency. However, we may fail to meet NASDAQ’s maintenance criteria, which may result in the delisting of our common stock from The NASDAQ Global Market.

If we fail to maintain the standards necessary to be quoted on The NASDAQ Global Market and our common stock is delisted, trading in our common stock would be conducted on The NASDAQ Capital Market Commission. Our stock price, as well as the liquidity of our common stock, may be adversely impacted as a result.

If our internal control over financial reporting does not comply with the requirements of the Sarbanes-Oxley Act of 2002, our business, reputation and stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each year and to include a management report assessing the effectiveness of our internal control over financial reporting in all annual reports. Section 404 also requires our independent registered public accounting firm to attest to, and report on, management’s assessment of our internal control over financial reporting.

We cannot assure you that we or our independent registered public accounting firm will not identify a material weakness in our internal controls in the future. A material weakness in our internal control over financial reporting would require management and our independent registered public accounting firm to evaluate our internal control over financial reporting as ineffective. If our internal control over financial reporting is considered ineffective, we may experience a loss of public confidence, which could have an adverse effect on our business and our stock price.

Our board of directors may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our common stock or any change in control of MathStar.

Our board of directors is authorized, without stockholder action, to establish various classes or series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued classes or series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series and the description thereof, and to issue any such shares. Our board of directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of the common stock and may have the effect of delaying, deferring or preventing a change in control of us.

We will not pay cash dividends on our common stock in the foreseeable future.

We intend to retain any earnings or cash flow to finance the development of our business. Accordingly, we do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We have not paid any dividends in the past, and we may be restricted or prevented from paying cash dividends by loan covenants with any lenders or cash dividends on our common stock by the terms of any preferred stock that we issue. Consequently, our stockholders’ only opportunity to achieve a return on their investment in our common stock will be if the market price of our common stock appreciates and they sell their shares at a profit. There is no guaranty that the price of our common stock that will prevail in the market after this offering will ever exceed the price that a buyer of the shares in this offering will pay.

Risks Related to this Offering

Piper Jaffray & Co. may have rights to commissions and common stock purchase warrants in connection with this offering, which would reduce the net proceeds available to us from this offering, and the issuance of the warrants could be dilutive to purchasers of shares in this offering.

Piper Jaffray & Co., or Piper, which was the selling agent in our private placement that was closed in October 2006, may have rights to commissions and common stock purchase warrants in connection with the sale of shares of our common stock in this offering. Piper is claiming that it is entitled to receive underwriting fees it would have realized had we engaged Piper to book-run this offering. In addition, Piper would be entitled to a commission of 6.75% of the proceeds from any sale of shares in this offering to investors in the October 2006 private placement and other parties to which Piper introduced us in connection with such offering, plus warrants to purchase a number of shares equal to 2.5% of the shares sold in this offering to such investors and other parties. Investors in the October 2006 private placement have a right to acquire up to 30% of the shares sold in this offering. The payment of commissions to Piper would reduce the net proceeds available to us, and the issuance of warrants to Piper could be dilutive to investors buying shares in this offering.

An active trading market for our common stock may not be sustained.

The market for our stock is thinly traded, and a more active trading market for our shares may never develop or be sustained. Further, we cannot be certain that the market price of our common stock will not decline below the current trading ranges or below the amount required to maintain a listing on The NASDAQ Global Market. Should we fail to meet the minimum standards established by The NASDAQ Global Market, we could be de-listed, meaning stockholders would be subject to limited liquidity.

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur immediate and substantial dilution of $0.63, representing the difference between our as adjusted net tangible book value per share at March 31, 2007 after giving effect to this offering at a price of $1.60 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. In the past, we issued options to acquire common stock and warrants at prices below the offering price. To the extent these outstanding options and warrants are ultimately exercised, you will incur further dilution.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them efficiently.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.”  Accordingly, you will have to rely upon the judgment of our management with respect to the use of the net proceeds, with only limited information concerning management’s specific intentions. Our management may spend a portion or all of the net proceeds we receive from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds we receive from this offering in a manner that does not produce income or that loses value.

Our stock price will be volatile, meaning purchasers of our common stock in this offering could incur substantial losses as a result of a decline in the value of their investment.

Our stock price will be volatile. The stock market in general and the market for semiconductor and other technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the public offering price in this offering. The following factors, in addition to other risk factors described in this section and general market and economic conditions, may have a significant effect on the market price of our common stock:

•       the failure of our FPOAs to perform as anticipated;

•       the failure of our FPOAs to be accepted in the marketplace;

•       delays in the acceptance of our FPOAs in the marketplace;

•       changes in our relationships with our strategic partners;

•       adverse events with respect to our strategic partners;

•       disputes concerning patents or other proprietary rights;

•       our ability to design products to commercial or governmental standards;

•       litigation;

•       the condition of our balance sheet;

•       the departure of key personnel and our inability to replace such personnel in a timely manner;

•       future sales of our common stock, including shares eligible for sale under Rule 144;

•       variations in our financial results or those of companies that are perceived to be similar to us;

•       changes in accounting principles;

•       our failure to maintain adequate internal control over financial reporting or disclosure controls and procedures;

•       investors’ perceptions of us; or

•       general economic, industry and other market conditions.

If there are substantial sales of our common stock, our stock price could decline.

If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders may sell shares of common stock, the market price of our common stock could decline significantly. All shares are freely tradable without restriction or further registration under the federal securities laws unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933. In addition, holders of options to purchase shares of common stock under our stock plans generally may sell those shares freely in the public market after their exercise of the options and subject to the restrictions imposed on our affiliates by Rule 144.

The stock options, restricted stock and warrants we offer and have offered to our employees, non-employee directors, consultants and advisors could result in ongoing dilution to all stockholders.

As of May 31, 2007, we had available a total of 989,763 shares of common stock for issuance under our 2000 and 2002 stock option plans, the Digital MediaCom stock option plan and our 2004 Amended and Restated Long-Term Incentive Plan and we had options outstanding to purchase an additional 2,719,075 shares of common stock. As of May 31, 2007, the average weighted exercise price of all outstanding options was $4.50 per share. As of May 31, 2007, a total of 3,000,000 shares of common stock had been reserved for issuance under the 2004 Incentive Plan.

We plan to continue to issue options to purchase sizable numbers of shares of common stock to new and existing employees, officers, directors, advisors, consultants or other individuals as we deem appropriate and in our best interests. This could result in substantial dilution to all stockholders and increased control by management.

The exercise of our outstanding warrants could result in significant ongoing dilution to all stockholders.

As of May 31, 2007, there were 3,084,825 shares subject to outstanding warrants with an average weighted exercise price of $6.07 per share. These warrants include warrants we issued in October 2006 to investors in our private placement (the “2006 PIPE Investors”) and to our selling agent in that private placement to purchase a total of 1,366,988 shares of our common stock (the “2006 Warrants”). The 2006 Warrants became exercisable on April 3, 2007, have a five-year term expiring on October 3, 2011, and have an initial exercise price of $6.00 per share. The 2006 Warrants also have a “cashless” exercise provision entitling the holders to apply any difference between the market value and the lesser exercise price of the shares subject to the 2006 Warrants to the payment of the exercise price of other shares subject to the 2006 Warrants, thus reducing the number of shares purchasable upon exercise of the 2006 Warrants. The exercise price and the number of shares subject to the 2006 Warrants will be proportionately adjusted upon any stock dividend, subdivision of our common stock, or reverse stock split. In addition, the 2006 Warrants provide that if we issue or sell our common stock for no consideration or for a consideration per share less than the then-effective exercise price of the 2006 Warrants, the exercise price of the 2006 Warrants is decreased, and the number of shares subject to the 2006 Warrants is increased as provided in the 2006 Warrants.

The issuance of any shares of our common stock pursuant to the exercise of the above securities could significantly dilute your ownership in the Company, and the sale of such shares of common stock in the market could cause the market price of our common stock to decline as a result of the increased supply of shares, which could in turn cause you to lose a portion of your investment. The significant downward pressure on the market price of our common stock that would result from the sale of a significant amount of such shares of common stock could also encourage “short sales” by holders of our securities or others. These “short sales” occur when an investor commits to sell a security that the investor does not own at the time such commitment is made but that the investor hopes to buy in earnest at a lower price in the future before the investor must deliver the security to the counterparty on the original sale. Investors typically engage in short selling when they believe that the price of the underlying security will decline before the time of settlement. In the event of a significant increase in short selling of our common stock, other investors may interpret such increase as a sign that the market price of our common stock will decline, causing further downward pressure on the market price.

The 2006 PIPE Investors and others may have an incentive to sell our common stock or engage in hedging transactions which may cause our stock  price to decline.

Under the terms of our October 2006 private placement, the 2006 PIPE Investors have a right to acquire up to 30% of the shares sold in this and other offerings for an 18 month period after the closing of the private placement. In addition, the exercise price of the 2006 Warrants will be decreased (on a weighted average basis) if the price at which we sell our shares of common stock in this or other offerings is less than the initial exercise price of the 2006 Warrants. Any such decrease would make the 2006 Warrants more valuable. This increased value of the 2006 Warrants may act as a hedge against any potential loss in the value of our common stock held by the 2006 PIPE Investors if they sell shares of our stock at a price that is less than the price they paid in the 2006 private placement. The combination of the 2006 PIPE Investors’ right to acquire shares in this and other offerings and the potential increase in the value of the 2006 Warrants may generate significant hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. Broker-dealers and other financial institutions may also create options and other derivative securities which may be purchased by the PIPE Investors before and after the completion of this offering. These and other hedging activities may cause our stock price to decline.

The 2006 PIPE Investors may attempt to exercise rights to purchase shares of our common stock after this offering is completed.

One or more 2006 PIPE Investors may claim that the notice and acceptance process in the 2006 securities purchase agreements did not give them an adequate opportunity to make a reasonable decision regarding the exercise of their rights to purchase shares of our common stock in this offering. Although we have every intention of complying with the terms of the 2006 securities purchase agreements, if the 2006 PIPE Investors are permitted to acquire additional shares of our common stock for any reason after this offering is completed, the sale of such additional shares may dilute the value of our common stock.

The exercise price of our warrants may be adjusted for certain dilutive events.

The exercise price of the 2006 Warrants is subject to adjustment for certain events, including but not limited to the issuance of stock dividends, any subdivision of our common stock, a reverse stock split or the issuance or sale of our common stock for no consideration or for a consideration per share less than the then-effective exercise price (including in connection with this offering). If we engage in any of these types of transactions (including in connection with this offering), the value of our common stock may be diluted.

The anti-takeover provisions of the Delaware General Corporation Law, or the DGCL, may delay or prevent transactions that are favorable to our stockholders.

As a Delaware corporation, we are subject to provisions of the DGCL regarding “business combinations,” as that term is defined in the DGCL. Our directors’ ability to issue and fix the terms of our undesignated preferred stock without stockholder approval could be used as an anti-takeover measure. We may, in the future, consider adopting additional anti-takeover measures. The anti-takeover provisions of the DGCL, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our board of directors. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal, and the market price, voting and other rights of the holders of common stock may also be affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements reflect our current views with respect to future events and future financial performance and do not relate only to historical matters. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “forecasts,” “projects,” “could,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions, whether in the negative or affirmative. We wish to caution you that any forward-looking statements made by us or on our behalf are subject to uncertainties and other factors that could cause such statements to be wrong. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These statements are only predictions and speak only of our views as of the date the statements were made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity and/or performance of achievements. We do not assume any obligation to update or revise any forward-looking statements that we make, whether as a result of new information, future events or otherwise.

Factors that may affect forward-looking statements include, among others, our abilities to maintain the technological competitiveness of our current products, successfully introduce our products to the market on a timely basis, develop new features for our products, successfully market our products, respond to competitive developments, develop and maintain strategic relationships with providers of complementary technologies, manage our costs and the challenges that may come with growth of our business and attract and retain qualified sales, technical and management employees. We are also affected by the growth and regulation of the semiconductor industry.

We have identified some of the important factors that could cause future events to differ from our current expectations in the “Risk Factors” section of this prospectus supplement, beginning on page S-8, which summarizes the material risks and uncertainties that could cause actual results, performance or achievements to differ materially from what we have said in this prospectus supplement, the accompanying prospectus and other documents we incorporate by reference. Although we have attempted to list comprehensively these important factors, we also wish to caution investors that other factors may prove to be important in the future in affecting our operating results. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact each factor or combination of factors may have on our business.

USE OF PROCEEDS

We estimate the net proceeds of the sale of 21,875,000 shares of common stock that we are selling in this offering will be approximately $32,250,000, based on the public offering price of $1.60 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate we will receive net proceeds of approximately $36,900,000.

We expect to use the net proceeds of this offering for general corporate purposes, including expanding our sales and marketing, customer service and training efforts, and investing in our product development resources.

Pending application of the net proceeds for the purposes described above, we intend to invest the net proceeds in investment-grade, interest-bearing securities. We cannot predict whether the net proceeds will yield a favorable return.

DIVIDEND POLICY

We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future.

PRICE RANGE OF COMMON STOCK

Since October 27, 2005, our common stock has been listed on The NASDAQ Global Market under the symbol “MATH.”  Before October 27, 2005, there was no public market for our common stock. The following table shows the high and low sales prices for our common stock as reported on The NASDAQ Global Market for the periods indicated:

	High	Low
Year ended December 31, 2005
Fourth quarter (beginning October 27, 2005)	$6.12	$5.64
Year ended December 31, 2006
First quarter	$5.75	$4.62
Second quarter	$6.38	$4.70
Third quarter	$6.00	$4.37
Fourth quarter	$4.60	$3.74
Year ended December 31, 2007
First quarter	$5.12	$2.47
Second quarter (through June 12, 2007)	$2.79	$1.31

The last reported sale price of our common stock on The NASDAQ Global Market on June 12, 2007 was $1.85 per share. As of May 31, 2007, there were 1,000 holders of record of our common stock.

UNDERWRITING

MDB Capital Group, LLC is acting as the sole book-running manager of the offering and is acting as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter below has severally agreed to purchase from us the following respective number of shares of our common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriter	Number of Shares
MDB Capital Group, LLC	15,625,000
Feltl and Company	6,250,000
Total	21,875,000

The underwriting agreement will provide that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including, among others, the following:

•       the representations and warranties made by us to the underwriters are true;

•       there is no material change in the financial markets; and

•       we deliver customary closing documents to the underwriters.

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Commissions and Expenses

The maximum commission or discount to be received by any independent broker-dealer or any member of the National Association of Securities Dealers, Inc. will not be greater than 7% of the proceeds from the sale of shares offered pursuant to this prospectus supplement and the accompanying prospectus.

The underwriters have an option to buy up to 3,125,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified on the cover page of this prospectus supplement. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any additional shares of common stock are purchased pursuant to the over-allotment option, the underwriters will purchase such shares in approximately the same proportion as shown in the table above, and the underwriters will offer the additional shares on the same terms as those on which the initial shares are being offered.

The underwriting fee is 7% of the public offering price. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option.

		Total Fee
	Per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Public offering price	$1.600	$35,000,000	$40,000,000
Underwriting discounts and commission	$0.112	$2,450,000	$2,800,000
Proceeds to us	$1.488	$32,550,000	$37,200,000

The underwriters have advised us that they propose to offer shares of common stock directly to the public at the public offering price on the cover of this prospectus. After the offering, the underwriters may change the public offering price and other offering terms.

The expenses of the offering that are payable by us, excluding underwriting discounts and commissions, are estimated to be $300,000.

Indemnification

We will agree to indemnify the underwriters against certain liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make because of those liabilities.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•       Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•       Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•       Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•       Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock.

In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriters and selling group members may engage in passive market making transactions in the common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s or selling group member’s website and any information contained in any other website maintained by the underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

We have no arrangements with the underwriters following completion of this offering. However, the underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business.

Lock-Up Agreements

We and our officers and directors have agreed that, without the prior written consent of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus supplement:

•       offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock;

•       enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

•       publicly announce an intention to effect any transaction specified above; or

•       file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, whether any such transaction described above is to be settled by delivery of our common stock or other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•       the sale of shares of our common stock to the underwriters in this offering; or

•       the issuance by us of options or other rights to purchase shares of common stock under our 2004 Stock Incentive Plan or the issuance of shares of our common stock upon the exercise of an option, a warrant or a similar security or the conversion of a security outstanding on the date hereof and reflected in this prospectus supplement and the accompanying prospectus.

LEGAL MATTERS

Winthrop & Weinstine, P.A., Minneapolis, Minnesota, is giving an opinion on validity of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus. McDermott Will & Emery LLP, Los Angeles, California, is counsel for the underwriters in connection with this offering.

PROSPECTUS

MathStar, Inc.

Common Stock
Warrants
Units

We may offer and sell from time to time up to $40,000,000 in the aggregate of shares of our common stock, warrants to purchase shares of our common stock or units consisting of the foregoing securities.

We will provide specific terms of these securities and the offering in supplements to this prospectus for each offering of securities.  Any prospectus supplement may also add, update or change information in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on The NASDAQ Global Market under the symbol “MATH.”  On April 16, 2007 the last reported sale price for our common stock reported on The NASDAQ Global Market was $2.51 per share.  Each prospectus supplement offering any securities other than our common stock will state whether those securities are listed or will be listed on any exchange, quotation system or market.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, dealers or agents or directly to purchasers.  The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of the shares of securities, see “Plan of Distribution” in this prospectus.

Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” and “MathStar” refer to MathStar, Inc. and its consolidated subsidiaries.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf process, we may, from time to time, sell a combination of the securities described in this prospectus in one or more offerings up to a total amount of $40,000,000.

This prospectus provides you with a general description of the securities we may offer and the offering. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” in this prospectus.

For investors outside the United States: We have done nothing that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement and information to which we have referred you, including the information incorporated by reference. We have not authorized anyone to provide you with different information. The information contained in this prospectus is complete and accurate only as of the date on the front cover, but the information may have changed since that date. You must not rely on any unauthorized information or representation. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying our securities. You should read the entire prospectus carefully, especially the “Risk Factors” section in this prospectus, and our financial statements, related notes and other information incorporated by reference into this prospectus before deciding to invest in our securities.

Our Business

We are a development stage company that designs, develops and markets a new class of semiconductor integrated circuit, or chip, we call field programmable object arrays, or FPOAs. An integrated circuit chip is a small electronic device made out of a semiconductor material that is used for a variety of electronic devices, including personal computers, audio and video equipment, and other electronic products and systems. Our FPOAs are high-performance, reprogrammable integrated circuits based on our proprietary silicon object technology. We believe that our FPOA chips will provide cost, performance, time-to-market and time-in-market advantages when compared to existing methods used to design logic devices. Logic devices are used for managing the interchange and manipulation of digital signals within an electronic system and are one of three broad categories of digital integrated circuits used in electronic systems.

An FPOA consists of very small, pre-designed, high-speed computing and data storage elements, or silicon objects, arranged in a grid pattern, along with internal and external memory and data input and output channels. The grid of silicon objects is overlaid with a high-speed interconnection system, creating the silicon object array. This array of objects and interconnect matrix is programmed to execute unique customer applications using industry-standard and FPOA-specific software design tools. Each of our silicon objects can execute its function at a rate of up to one billion times per second, which is up to four times faster than commercially available programmable logic devices. Our first FPOA contains 400 silicon objects, and each of these can operate simultaneously, creating a chip capable of executing 400 billion computational operations per second.

Currently, two of the most common methods used to design logic devices are the application-specific integrated circuit method, or ASIC, and the programmable logic device method, or PLD. The field programmable gate array, or FPGA, is a segment of the PLD market. ASICs are designed by the end customer with fixed functions for a single application and cannot be reprogrammed. The primary advantages of using ASIC technology are low per unit cost and high performance. The primary disadvantages of using ASICs are their high up-front development costs, long time-to-market and inability to change the chip’s function as applications and algorithms change. An algorithm is a finite set of well-defined instructions for accomplishing a task and can be implemented by computer programs. In contrast to ASICs, FPGAs, purchased off-the-shelf, are programmed by the customer and can be used in a wide range of applications. This inherent flexibility of FPGAs provides the advantages of design change simplicity, shorter time-to-market, lower up-front development cost and longer time-in-market. The primary disadvantages of using FPGAs are their lower performance and higher per unit cost as compared to ASICs. We believe these disadvantages limit the applications that can be effectively served by the FPGA architecture. We have introduced a new chip architecture that combines the cost and performance advantages of ASICs with the reprogrammability of FPGAs.

We believe FPOA chips offer better performance than ASIC or FPGA chips, low per unit cost advantages comparable to ASIC chips and the time-to-market and time-in-market advantages of FPGA chips for the following reasons:

•                    Speed.   Each object in the FPOA operates at a speed of up to one GigaHertz, or GHz, which is up to four times the speed of FPGAs. A GigaHertz is a measure of frequency, or clock speed, and is equal to a billion hertz or a thousand megahertz.

•                    Design simplicity.   Our FPOA architecture simplifies the silicon design process. ASIC and FPGA chips require the designer to perform the complex task of implementing algorithms using millions of individual logic gates. In electronics and digital circuits, a logic gate is an arrangement of switches used to calculate operations. FPOA designers implement these algorithms by programming a few hundred interconnected objects, reducing design costs and improving overall system performance and time-to-market.

•                    Smaller physical size.   In high-performance applications, we believe our FPOAs will have a per unit manufacturing cost advantage over FPGAs because FPOAs are smaller. In many cases, the FPOA architecture will realize solutions that have a higher functional density than typical FPGAs, reducing the amount of silicon required for a given design. Functional density refers to the number and complexity of functions that can be performed by a chip of a specific size.

•                    Fewer chips needed.   We believe the size and performance advantages of FPOAs will enable our customers to use fewer chips to implement electronic system functions as compared to FPGAs, which is expected to result in space savings and lower overall system power consumption.

•                    Fast time-to-market.   FPOAs will have a faster time-to-market than ASICs because FPOAs are available off-the-shelf.

•                    Reprogrammable.   Our FPOAs are reprogrammable. This allows our customers to change the functionality of their systems in the field, thus increasing time-in-market as compared to ASICs.

We will sell our FPOA chips in a blank state as standard off-the-shelf products. Our chips can be programmed for application-specific functionality by using a combination of industry standard design tools, our physical layer design tools and our library of pre-programmed algorithms. In November 2006, we started sampling limited quantities of the production version of our ARRIX™ family of FPOAs and expect to continue shipping them in increasing quantities in 2007.

Our Markets

Our goal is to introduce FPOA technology into market applications that require chips that combine high-speed performance, in-field programmability, low per unit price and rapid time-to-market. Because the FPOA chip is new, there is no independent research available on the market size for FPOAs. We expect to compete with FPGAs, ASICs and some types of digital signal processors, or DSPs. DSPs are high-speed single chip microprocessors designed to perform mathematically-intensive digital signal processing computational tasks. Most of our early design wins are with customers in the high definition video, machine vision and military/aerospace markets, and we are now targeting commercial applications with the following characteristics:

•                    applications that demand higher performance than currently can be served by high-performance DSPs or FPGAs;

•                    applications that demand the reprogrammability of FPGAs but cannot justify the high per unit production cost of FPGAs;

•                    applications that demand high performance but are not expected to generate the production volume that would warrant the expense of an ASIC development; and

•                    applications where reprogrammability is a requirement, thus deterring the designer from using an ASIC.

We believe the machine vision, test and measurement, high definition video, medical imaging, high performance imaging, security and surveillance, military/defense and aerospace, digital signal processing and cellular wireless base stations markets have the characteristics that make them ideally suited to take advantage of the FPOA architecture.

Our Business Strategy

Our goal is to achieve rapid adoption of the FPOA in commercial applications. To achieve this goal, we are using a manufacturers’ representative sales model. We have contracted with manufacturers’ representatives to cover the 22 territories in North America and have contracted with three in Europe (England, France and Germany). The manufacturers’ representatives are managed by our four area sales managers and supported technically by our seven field application engineers. We will use this team and our strategic partners to introduce our FPOA chips to the marketplace, educate the market on the advantages of our FPOA technology and achieve design wins.

In order to accelerate our initial market penetration and compete with larger FPGA suppliers, we offer potential customers three to four times the performance of FPGAs at similar pricing. Our initial FPOA chip provides the basis for a planned family of FPOA chips that will serve as targeted chip platforms for the implementation of a widening range of customer-specific algorithms. We anticipate that future chips will consist of various versions of the initial FPOA chip, may contain different numbers of object types and will be optimized for either low power consumption, high performance, low price or customized intellectual property programming.

During the first half of 2007, MathStar plans to roll out its certified design center plan to accelerate the acceptance and time-to-market of products using FPOAs. These design centers will assist customers who want the value associated with an FPOA design but want a solution at a higher level of integration—either a complete software, board or system-level solution.

Under our business development agreement with Summit Design, Inc., we have incorporated our physical layer design tools into the Summit Design Visual Elite design tool suite. We and our customers use the resulting design tool suite to program, or map, the customers’ intellectual property to our FPOAs. On October 24, 2006, Mentor Graphics Corporation announced the completion of its acquisition of Summit Design. Mentor Graphics has indicated that it plans continued support for the Visual Elite Tool Suite, and we anticipate no adverse impact from the acquisition.

Development Stage Company

We are a development stage company. We have a limited operating history and have not yet commercialized any products. To date, we have recognized only nominal revenue from research services provided under grants from governmental agencies, engineering services and sales of prototype chips and FPOA development kits. We do not know whether or when we will be able to generate significant product revenue or become profitable. For the year ended December 31, 2005, we had a net loss of $18,935,000, for the year ended December 31, 2006, we had a net loss of $22,643,000 and, as of December 31, 2006, we had an accumulated deficit of $106,137,000.

Company Information

We were incorporated under Minnesota law in April 1997, and we reincorporated under Delaware law on June 14, 2005. Our executive offices are located at 19075 N.W. Tanasbourne Drive, Suite 200, Hillsboro, Oregon 97124. Our telephone number is (503) 726-5500. Our website is www.mathstar.com. The information contained on our website is not a part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only.

Assumptions Used in Prospectus

Unless we indicate otherwise, all information in this prospectus takes into account the three-for-one reverse stock split of our common stock that was effective on June 10, 2005.

This prospectus refers to trademarks owned by other companies. The inclusion of other companies’ brand names and products in this prospectus is not an endorsement of us by those companies.

RISK FACTORS

An investment in our securities involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment.  There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by any forward-looking statement.  In particular, you should consider the numerous risks outlined under “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 14, 2007, which is incorporated into this prospectus by reference.

Those risk factors are not exhaustive.  Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance.  Moreover, we operate in a very competitive and rapidly changing environment.  New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  In evaluating our business, prospective investors should carefully consider the risk factors in addition to the other information included or incorporated by reference in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein by reference and any other written or oral statements made by or on our behalf include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements reflect our current views with respect to future events and future financial performance and do not relate only to historical matters.  You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “forecasts,” “projects,” “could,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions, whether in the negative or affirmative.  We wish to caution you that any forward-looking statements made by us or on our behalf are subject to uncertainties and other factors that could cause such statements to be wrong.  We cannot guarantee that we actually will achieve these plans, intentions or expectations.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make.  These statements are only predictions and speak only of our views as of the date the statements were made.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity and/or performance of achievements.  We do not assume any obligation to update or revise any forward-looking statements that we make, whether as a result of new information, future events or otherwise.

Factors that may affect forward-looking statements include, among others, our abilities to maintain the technological competitiveness of our current products, successfully introduce our products to the market on a timely basis, develop new features for our products, successfully market our products, respond to competitive developments, develop and maintain strategic relationships with providers of complementary technologies, manage our costs and the challenges that may come with growth of our business and attract and retain qualified sales, technical and management employees.  We are also affected by the growth and regulation of the semiconductor industry.

We have identified some of the important factors that could cause future events to differ from our current expectations in our most recent Annual Report on Form 10-K filed on March 14, 2007 including, without limitation, under the captions “Item 1A.  Risk Factors” and “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operation” and in other documents we file with the SEC and that are incorporated herein by reference, all of which you should review carefully.  Although we have attempted to list comprehensively these important factors, we also wish to caution investors that other factors may prove to be important in the future in affecting our operating results.  New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact each factor or combination of factors may have on our business.

INFORMATION WE HAVE INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and may supersede this information.  We are incorporating by reference into this prospectus the documents listed below:

•                    Our Annual Report on Form 10-K for the year ended December 31, 2006, and

•                    Our Proxy Statement filed on April 16, 2007.

All documents we file (but not furnish) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering are also incorporated by reference and are an important part of this prospectus.  Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that have been or may be incorporated by reference in the prospectus (other than exhibits to such documents that are not specifically incorporated by reference into such documents).  Your requests should be directed to our Chief Financial Officer at our principal executive offices at:

MathStar, Inc.
19075 N.W. Tanasbourne Drive, Suite 200
Portland, OR  97124
Telephone:  (503) 726-5500

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy the reports, proxy statements and other information that we file at the SEC’s public reference facilities at 100 F Street NE, Washington, D.C. 20549 at prescribed rates.  Our filings are also available free of charge at the SEC’s website at http://www.sec.gov. You may also obtain copies of such materials by calling the SEC at 1-800-SEC-0330, or by mail from the Public Reference Room at 100 F Street NE, Washington, D.C. 20549.

This prospectus is part of a Registration Statement on Form S-3, or the Registration Statement, we filed with the SEC under the Securities Act of 1933.  This prospectus does not contain all of the information set forth in the Registration Statement.  For more information about us and our common stock and other securities, you should read the Registration Statement and its exhibits and schedules.  Copies of the Registration Statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of the Registration Statement may be obtained without charge via the SEC’s website.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds, if any, from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes, including expanding our sales and marketing and customer service and training efforts and investing in our product development resources.

We have not yet determined the amount or timing of the expenditures for each of the categories listed above, and these expenditures may vary significantly depending on a variety of factors.  As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering.

Pending application of the net proceeds for the purposes described above, we intend to invest the net proceeds in investment-grade, interest-bearing securities.  We cannot predict whether the net proceeds will yield a favorable return.

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

We may offer shares of our common stock, warrants or units with a total value of up to $40,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered and the terms under which they are being offered. The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not included in the registration statement of which this prospectus is a part at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock, including our common stock, and other securities and the material provisions of our certificate of incorporation, bylaws and other agreements. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and other agreements, copies of which are available as set forth under the captions “Where You Can Find More Information” and “Information We Have Incorporated by Reference.”

General

Under our certificate of incorporation, we have 100,000,000 shares of authorized capital stock, of which 90,000,000 shares have been classified as common stock and 10,000,000 shares have been classified as preferred stock, $0.01 per share par value. As of December 31, 2006, there were 20,921,890 shares of common stock outstanding and approximately 1,000 holders of record of our common stock. We have no outstanding shares of preferred stock.

Common Stock

Holders of common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available for the payment of dividends. We presently intend to retain any earnings to fund the development of our business. Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future. Any future determination as to declaration and payment of dividends will be made at the discretion of our board of directors.

In the event of the liquidation, dissolution, or winding up of MathStar, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this prospectus.

All of the outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock are not liable for further calls or assessments.

Warrants Issued in October 2006 Private Placement

In October 2006, we issued to investors in our private placement and to our selling agent in that private placement warrants to purchase a total of 1,366,988 shares of our common stock. The warrants will become exercisable on April 3, 2007, have a five-year term expiring on October 3, 2011, and have an initial exercise price of $6.00 per share. The warrants also have a “cashless” exercise provision entitling the holder to apply any difference between the market value and the lesser exercise price of the shares subject to the warrants to the payment of the exercise price of other shares subject to the warrants, thus reducing the number of shares purchasable upon exercise of the warrant. The exercise price and the number of shares subject to the warrants will be proportionately adjusted upon any stock dividend, subdivision of our common stock, or reverse stock split. In addition, the warrants provide that if we issue or sell our common stock for no consideration or for a consideration per share less than the then-effective exercise price of the warrants, the exercise price of the warrants is decreased and the number of shares subject to the warrants is increased as provided in the warrants.

Options and Other Warrants

As of December 31, 2006, we had reserved a total of 2,518,054 shares of common stock for issuance under our 2000 and 2002 stock option plans, the Digital MediaCom stock option plan and our 2004 Amended and Restated Long-Term Incentive Plan; we had options outstanding to purchase 2,178,457 shares of common stock; and we had restricted stock awards outstanding for 60,000 shares of common stock. Of these restricted stock awards, awards for 30,000 shares vested on January 9, 2007, and awards for an additional 30,000 shares will vest on January 9, 2008. In addition, as of December 31, 2006, there were 3,089,825 shares subject to outstanding warrants. As of December 31, 2006, the average weighted exercise price of all outstanding options was $5.46 per share, and the average weighted exercise price of all outstanding warrants was $6.07 per share.

Undesignated Preferred Stock

Our certificate of incorporation authorizes 10,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of such preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. As of the date of this prospectus, there were no shares of preferred stock designated or outstanding.

Registration Rights

Registration Rights of Purchasers of Common Stock and Warrants in October 2006 Private Placement

We entered into registration rights agreements with the investors in our October 2006 private placement under which we agreed to file a registration statement and cause it to become effective on or before the deadline, or the effectiveness deadline, set forth in the registration rights agreements. We prepared and filed the registration statement (Registration No. 333-138244), and it became effective on November 7, 2006, which was before the effectiveness deadline. However, if the registration statement ceases to remain continuously effective for more than an aggregate of 20 consecutive trading days or for more than an aggregate of 40 trading days in any 12-month period (which need not be consecutive), on the date on which the applicable trading day period is exceeded, MathStar must pay to each investor in the October 2006 private placement an amount in cash equal to 1.5% of the aggregate purchase price paid by such investor for the securities then held by such investor that were purchased in the October 2006 private placement. In addition, on each monthly anniversary date of the date on which the applicable trading day period is exceeded (if the registration statement is not then effective), MathStar must pay to each investor an amount in cash equal to 1.5% of the aggregate purchase price of the securities then held by such investor that were purchased in the October 2006 private placement. If MathStar does not pay these amounts within seven days after they are payable, it must pay interest on such amounts at the annual rate of 10%. The registration agreements also provide that the maximum payment by MathStar to an investor shall not exceed (i) in any 30-day period, an aggregate of 1.5% of the purchase price paid by the investor for MathStar’s securities in the October 2006 private placement (plus interest, if applicable) and (ii) 10% of the purchase price paid by such investor for such securities.

Registration of Shares Subject to Stock Options

On May 23, 2006, we filed a registration statement on Form S-8 under the Securities Act of 1933 covering 2,549,456 shares of our common stock reserved for issuance upon exercise of outstanding options. Accordingly, such shares may be sold in the open market, subject to Rule 144 volume limitations that apply to our affiliates.

Limitations on Directors’ Liability

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.

In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of the director’s fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:

•       any breach of his or her duty of loyalty to us or our stockholders;

•       acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•       the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•       any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or Delaware law against liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation and Delaware law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Undesignated Preferred Stock

Our certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by our stockholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, any voting powers of the shares of the series, and any preferences and relative, participating, optional and other special rights and any qualifications, limitations or restrictions, of the shares of such series. Our board could authorize the issuance of shares of preferred stock that could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for shares of our common stock or otherwise be in their interests.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law, or DGCL, prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless:

•       before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•       upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•        by persons who are directors and also officers, and

•        by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•       on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include:

•       any merger or consolidation involving the corporation and the interested stockholder;

•       any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•       subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•       any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•       the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank N.A., whose address is P.O. Box 64874, St. Paul, Minnesota 55164.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “MATH.” We have not applied to list our common stock on any other exchange or quotation system.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock. Warrants may be issued independently or as part of a unit with shares of common stock and may be attached to or separate from the underlying shares of common stock. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, or between us and the warrant holders, as detailed in the prospectus supplement relating to warrants being offered.

A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of the terms of the warrants. These items will include:

•       the title of the warrants;

•       the aggregate number of the warrants;

•       the price or prices at which the warrants will be issued;

•       the currencies in which the price or prices of the warrants may be payable;

•       the designation, amount, and terms of the common stock or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•       the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•       if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•       the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

•       the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•       the minimum or maximum amount of the warrants that may be exercised at any one time;

•       any terms relating to the modification of the warrants;

•       information with respect to book-entry procedures, if any;

•       a discussion of any material federal income tax considerations; and

•       any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of the warrants or warrant units and will be available as described under the heading “Where You Can Find More Information” in this prospectus.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under units agreements to be entered into between us and a bank or trust company, as unit agent, or between us and the unit holders, as detailed in the prospectus supplement relating to units being offered. The prospectus supplement will describe:

•       the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•       a description of the terms of any unit agreement governing the units;

•       a description of the provisions for the payment, settlement, transfer or exchange of the units;

•       a discussion of material federal income tax considerations, if applicable; and

•       whether the units will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information” in this prospectus.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered pursuant to this prospectus:

•       directly to purchasers;

•       to or through underwriters;

•       through dealers or agents; or

•       through a combination of methods.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may also determine the price or other terms of the securities offered under this prospectus by use of an electronic auction.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Also, if applicable, we will describe in the prospectus supplement how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations with respect to the auction.

If underwriters are used in an offering, we will sign an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

Each series of securities is expected to be a new issue of securities with no established trading market, other than the common stock, which is listed on The NASDAQ Global Market. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on The NASDAQ Global Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on The NASDAQ Stock Market or other securities exchange.

LEGAL MATTERS

The validity of the securities being offered hereby is being passed upon for us by Winthrop & Weinstine, P.A., Minneapolis, Minnesota. We received certain advice from our legal counsel in connection with the matters described herein. Such legal advice is solely for our benefit and not for any stockholder or prospective investor. Purchasers of the securities offered hereby are not entitled to rely on any such advice and should not consider any such counsel to represent them or their interests.

Richard A. Hoel is a shareholder of Winthrop & Weinstine P.A., and his spouse owns 13,304 shares of our common stock. Michele D. Vaillancourt also is a shareholder of Winthrop & Weinstine P.A., and she and her spouse together own 3,334 shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting), incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

21,875,000 Shares

MathStar, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

MDB Capital Group, LLC

Feltl and Company

June 13, 2007